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                                                                     EXHIBIT 5.1

                            BRACEWELL & GIULIANI LLP
                        711 LOUISIANA STREET, SUITE 2300
                            HOUSTON, TEXAS 77002-2770
                                 (713) 223-2900

                                  May 31, 2006

W-H Energy Services, Inc.
10370 Richmond Avenue, Suite 990
Houston, Texas 77042

Ladies and Gentlemen:

We have acted as counsel to W-H Energy Services, Inc., a Texas corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-8 as filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the registration and proposed offer and sale of up to 1,100,000 shares (the "Shares") of the Company's common stock, par value $0.0001 per share (the "Common Stock"), to directors, officers, employees and consultants of the Company and its subsidiaries and affiliates which are issuable pursuant to the terms of awards granted under the W-H Energy Services, Inc. 2006 Stock Awards Plan (the "Plan"). At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement; (2) the Restated Articles of Incorporation of the Company; (3) the Amended and Restated Bylaws of the Company; (4) the Plan;
(5) certain resolutions of the Board of Directors of the Company and (6) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing, and subject to the limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized, and, when issued and paid for in accordance with the provisions of the award agreements relating to awards granted under the Plan, for a consideration at least equal to the par value thereof, the Shares will be validly issued, fully paid and nonassessable.

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The foregoing opinion is based on and is limited to the law of the State of
Texas and the relevant law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,


                                        /s/ Bracewell & Giuliani LLP
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                                        Bracewell & Giuliani LLP